Exhibit 99.1

For Immediate Release

Media Contact

Cari Palmer

(949) 234-1999

cbeck@seychelle.com

Seychelle Reports Operations Summary for the Fiscal Quarter and Six Months ended August 31,2019

ALISO VIEJO, CA -- (BUSINESS WIRE) October 11, 2019 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended August 31, 2019, Revenue was $790,198, compared to $735,677 in the prior year’s fiscal quarter. Seychelle had Net loss of $125,642 for the fiscal quarter ended August 31, 2019, or ($.00) per share, compared to prior year's fiscal quarter Net loss of $129,623, or $.00 per share.

For the Six Months ended August 31, 2019, Revenue was $1,471,020, compared to $1,869,578 in the prior year’s six month period. Seychelle had Net loss of $77,851 for the six month ended August 31, 2019, or ($.00) per share, compared to prior year's six months’ Net loss of $36,831, or ($.00) per share.

The Company continues to develop products and improve technology. The Company plans to release a variety of new products in the upcoming months that include Thermal Bottles, new ergonomic loop cap, universal design style replacement filter, combination straw and bottle product that removes up to 500 gallons of pathogen. We believe these new products could increase our earnings and help future sales.

"Dedicated to improving the quality of life through the quality of our drinking water”.

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections. These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.